                                 EXHIBIT 2A

                          STOCK PURCHASE AGREEMENT


   The Stock Purchase Agreement (the "Agreement") dated as of ___________, 1997, among, MILTON ABELL, a resident of the state of Georgia ("ABELL") and CEC PROPERTIES, INC., a Delaware corporation ("PURCHASER"). Certain capitalized terms used in this Agreement are defined in Exhibit A.


                                  RECITALS

   A. ABELL is the owner of all of the outstanding capital stock (the "Shares") of Classic Golf Management, Inc. a Georgia corporation
("CLASSIC").

   B. CLASSIC owns and operates a golf course management business known as Classic Golf Management.

   C. PURCHASER wishes to purchase the Shares from the ABELL, and ABELL wishes to sell the Shares to PURCHASER, on all the terms and conditions set forth in this Agreement.

   The PURCHASER and ABELL intending to be legally bound, hereby agree as follows:

                                  AGREEMENT

                                 Article 2.

   2.1 SALE AND PURCHASE OF SHARES. At the closing, ABELL shall sell, assign, transfer and deliver the Shares to PURCHASER, and PURCHASER shall purchase the Shares from ABELL, on the terms and subject to the conditions set forth in this Agreement.

   2.2 PURCHASE PRICE. The aggregate purchase price payable by PURCHASER for the Shares (the "Purchase Price") shall be One Hundred Thirty-Two Thousand Seven Hundred Fifty Dollars ($132,750) cash and Fifty-Nine Thousand (59,000) shares of PURCHASER's common stock. The Purchase Price shall be paid by the PURCHASER to ABELL as follows:

     (a) PURCHASER will pay One Hundred Three Thousand Two Hundred Fifty Dollars ($103,250) in cash and deliver Twenty-Nine Thousand Five Hundred (29,500) shares of CEC common stock at the Closing Date.

     (b) PURCHASER will pay Fourteen Thousand Seven Hundred and Fifty Dollars ($14,750) and deliver an additional Fourteen Thousand Seven Hundred and Fifty Thousand (14,750) shares of its common stock on the thirteenth
(13th) and twenty-four (24) anniversary months of the Closing Date, subject to certain conditions as hereinafter set forth.

   2.3   CLOSING.

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     (a)   The closing of the sale of the Shares to the PURCHASER (the
"Closing") shall take place at the offices of the Talley & Darden, P.C., 271 Roswell Street, Marietta, Georgia 30061 at 10:00 a.m. Local Time on _____________, 1997 or at such other place or time as the PURCHASER and ABELL may jointly designate. For purposes of this Agreement, "Closing Date" shall mean the time and date as of which the Closing actually takes place.

     (b)   At the Closing:

          (i) ABELL shall deliver to the PURCHASER the stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

          (ii) PURCHASER shall deliver to ABELL the Purchase Price for the Shares;

          (iii) CLASSIC and ABELL shall have entered into a five year employment agreement in the form of Exhibit 1.3 attached; and

          (iv) PURCHASER shall have delivered the personal guaranty of Paul Balalis ("PB") in the form attached hereto as Schedule 1.4.

   2.4   GUARANTY.

     (a) At the twenty-four month anniversary date of the Closing Date if the average bid and asked price of the CEC common stock as traded in the public market in which such stock trades shall for ten (10) days preceding the twenty-four (24th) month anniversary date of the Closing Date (the "Average Price") be less than three dollars ($3.00) per share then CEC shall within forty-five (45) days pay to ABELL the difference between the Average Price and $3.00 per share in cash.

     (b) Notwithstanding the foregoing, in the event the annual "Net Revenues" received by CLASSIC in each of the two (2) fiscal years subsequent to the Closing Date commencing with the fiscal year ending October 31, 1998 shall not at least equal Two Hundred Forty-Four Thousand Dollars ($244,000) then and in that event the shares of CEC Common Stock delivered or to be delivered to ABELL hereunder shall be reduced by a percentage determined as follows:

                Projected revenues:              $244,000
                59% of ABELL's compensation:       47,200
                Payment pursuant to Sec.1.2(b):    14,750
                                                 ---------
                                                  $61,950
                                                 =========

   Assume as an example that annual revenues are $200,000 then the following calculations shall take place:

                Projected revenues:              $244,000
                Actual annual revenues:          (200,000)
                                                 ---------
                                                   44,000
                                        200,000 / 244,000 = .82
                                                 ---------
                                                   61,950
                                                    x .82
                                                 ---------
                                                   50,799
                                           61,950 - 50,799  / $3.00

                                                   = 3,717 shares

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Accordingly, the number of shares delivered or to be delivered would be reduced by 3,717. "Net Revenues" means net revenues received by CLASSIC after all expenses of CLASSIC, including taxes and payments pursuant to
Section 1.2(b) hereinabove and a pro rated portion (59%) of compensation paid to ABELL pursuant to his employment agreement with CLASSIC. Notwithstanding the foregoing, no deductions against revenues shall be made for any expenses incurred by CLASSIC in connection with its obtaining of additional business opportunities so long as such expenses are approved by the Boards of Directors of CLASSIC and PURCHASER.

     (c) PB shall provide his personal guaranty of the cash payments due pursuant to this Agreement in the form of Schedule 1.4 attached.


                                  Article 3.
                   REPRESENTATIONS AND WARRANTIES OF ABELL

   ABELL hereby represents and warrants to PURCHASER as follows:

   3.1 AUTHORITY. ABELL has full right, power and authority to enter into and perform this Agreement and this Agreement is the legal, valid and binding agreement of ABELL, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (i) conflict with or result in a breach or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement or other instrument or obligation to which ABELL or CLASSIC is a party or by which either of them or any of their property or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of their respective property or assets.

   3.2 GOOD TITLE. CLASSIC has good, valid and marketable title to its assets, free and clear of all liens, security interests, pledges, agreements, claims, charges, options or encumbrances of any nature whatsoever, except as set forth in Schedule 2.2 attached hereto.

   3.3 ORGANIZATION. Good Standing. Qualification and Power of the CLASSIC. CLASSIC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to make and carry out this Agreement, and is duly qualified and in good standing to do business in all of the jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.

   3.4   ARTICLES OF INCORPORATION AND BYLAWS: RECORD.

     (a)   CLASSIC has delivered to CEC accurate and complete copies of:

          (i) CLASSIC's articles of incorporation and bylaws, including all amendments thereto;
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          (ii)   the stock records of CLASSIC; and

          (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of CLASSIC, the board of directors of CLASSIC and all committees of the board of directors of CLASSIC.

There have been no meetings or other proceedings of the stockholders of CLASSIC, the board of directors of CLASSIC or any committee of the board of directors of CLASSIC that are not fully reflected in such minutes or other records.

     (b) There has not been any violation of any of the provisions of CLASSIC's articles of incorporation or bylaws or of any resolution adopted by CLASSIC's stockholders, CLASSIC's board of directors or any committee of CLASSIC's board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

     (c) The books of account, stock records, minute books and other records of CLASSIC are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of CLASSIC are in the actual possession and direct control of CLASSIC. CLASSIC has in place an adequate and appropriate system of internal controls which is at least as comprehensive and effective as the systems of internal controls customarily maintained by Comparable Entities.

     (d) CLASSIC has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Hydroturf", "Golf 101" and "Classic Golf Management, Inc."

     (e) CLASSIC is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Schedule 2.4. CLASSIC is in good standing as a foreign corporation in each of the jurisdictions identified in
Schedule 2.4.

     (f) Schedule 2.4 accurately sets forth (i) the names of the members of CLASSIC's board of directors, (ii) the names of the members of each committee of CLASSIC's board of directors, and (iii) the names and titles of CLASSIC's officers.

     (g) Neither CLASSIC nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of CLASSIC or the winding up or cessation of CLASSIC's business or affairs.

   3.5 INVESTMENTS. Except as set forth in Schedule 2.5 attached, CLASSIC does not own, directly or indirectly, any capital stock or other equity interest, or maintain an investment, in any corporation, joint venture, partnership or other entity other than CLASSIC.

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   3.6   CAPITAL STOCK.  The authorized, issued and outstanding capital stock of CLASSIC as of the date hereof and as of the Closing Date is set forth in Schedule 2.6 attached. Also set forth in Schedule 2.6 attached are
(a) the record and beneficial owners of the issued and outstanding capital stock and equivalent equity interests of CLASSIC as of the date hereof. The issued and outstanding capital stock or equivalent equity interests of CLASSIC (w) are validly issued and outstanding, (x) was issued in compliance with all applicable state and federal securities laws, (y) except as set forth in Schedule 2.6, are owned by the record and beneficial owners thereof free and clear of all Liens or adverse claims of any nature whatsoever, and
(z) with respect to the capital stock, is fully-paid and non-assessable. Except as otherwise set forth in Schedule 2.6 (i) no Person has any preemptive right, right of first refusal or similar right to purchase or subscribe for any shares of capital stock or other equity interest of CLASSIC, (ii) there are no existing contracts, options, warrants, calls or similar commitments of any kind granted or issued by CLASSIC relating to the issuance of such capital stock or other equity interest, and (iii)there are no agreements restricting or otherwise affecting voting, transfer or other rights of such capital stock or other equity interests to which CLASSIC is a party. Except as described in Schedule 2.6, CLASSIC is not subject to any obligation to repurchase or acquire or otherwise retire any of its capital stock or any equity interest of any third party.

   3.7 AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of ABELL, and this Agreement is a valid and binding obligation of ABELL, enforceable against ABELL in accordance with its terms, except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity). Except as set forth in
Schedule 2.7 attached, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any provision hereof or thereof, will (w) conflict with or result in a breach of any provision of CLASSIC's Articles of Incorporation or By-Laws, (x) cause a breach or default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, franchise, lease, sublease or other instrument, contract or agreement binding upon CLASSIC which would have a Material Adverse Effect; (y) violate any provision of law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to CLASSIC which would have a Material Adverse Effect or require notice to or registration with, or the consent or approval of, any governmental body or other regulatory authority; or (z) result in the creation or imposition of (or the obligation to create or impose) any Lien on any assets of CLASSIC.

   3.8   FINANCIAL STATEMENTS.

     (a) CLASSIC Financial Statements and the CLASSIC Balance Sheet as of the year ended December 31, 1996, and the interim period ended July, 31,1997, (i) were prepared in accordance with the books of account and other financial records of CLASSIC, (ii) present fairly the financial condition and results of the operations of CLASSIC as of the dates thereof or for the periods covered thereby, (iii) have been prepared on a basis consistent with past practices of CLASSIC and (iv) include all adjustments that are necessary for a fair presentation of the financial condition of CLASSIC and the results of operations of CLASSIC as of the date thereof or for the periods covered thereby, subject to, with respect to the CLASSIC Balance Sheet, year end adjustments which are not material in nature. The CLASSIC Financial Statements have been prepared in accordance with generally accepted accounting principles.


     (b) The books of account and other financial records of CLASSIC (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein applied on a basis consistent with the past practices of CLASSIC, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

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     (c)   The financial statements show that for the last fiscal year
CLASSIC had Net Income from operations from City Club Marietta of $80,000, Sugar Creek Golf & Tennis Club of $100,000 and Heritage Hills Golf Center of $24,000.

   3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except for matters disclosed in this Agreement and except as set forth in Schedule 2.9 attached as of the date of the CLASSIC Balance Sheet, CLASSIC did not have any liabilities of any nature (matured or unmatured, fixed or contingent) which were not adequately provided for, reflected or disclosed in the CLASSIC Financial Statements (whether or not required to be provided for, reflected or disclosed in accordance with generally accepted accounting principles consistently applied on the CLASSIC Balance Sheet or in the notes thereto).

   3.10 ABSENCE OF CHANGES. Except as set forth in Schedule 2.10 attached or expressly contemplated or permitted by this Agreement, since the CLASSIC Balance Sheet dated July 31, 1997, CLASSIC has conducted its business and operations in the Ordinary Course consistent with past practice. In amplification and not in limitation of the foregoing, except as disclosed in
Schedule 2.10 since July 31, 1997, there has not been any change in the financial condition, assets, liabilities, results of operations, business or prospects of CLASSIC which would have a Material Adverse Effect, including but not limited to:

     (a) Any contractual commitment to any third party for aggregate payments in excess of $5,000 per annum or for property or services having a value in excess of $5,000 per annum, other than arising In the Ordinary Course of the business and not inconsistent with prior practice;

     (b) Any outstanding indebtedness for borrowed money, deferred purchase price of property, capitalized lease obligations; represented by promissory notes; and guarantees of any of the foregoing; in excess of $5,000 in principal amount for any one transaction. or $10,000 in the aggregate;

     (c) Any original issuance of capital stock or other equity interest by CLASSIC;

     (d) Any transaction other than at arms' length and In the Ordinary Course of business between CLASSIC and any Affiliates;

     (e) Any damage, destruction, loss or forfeiture in excess of $5,000 whether or not such damage is covered by insurance;

     (f) Any transfer, assignment or termination (other than by expiration at the end of its stated term) of any agreement having a value in excess of $5,000 per annum;

     (g) Any mortgage, pledge or encumbrance for an amount in excess of $5,000 on any single property or assets or in excess of $10,000 in the aggregate on any properties or assets (whether tangible or intangible);

   (h) Except In the Ordinary Course of business consistent, any general increase in the wages, salaries, compensation, pension or other benefits payable to employees, or any specific increase in the wages, salaries, compensation, pension or other benefits payable to any employee, officer or director;

     (i) Except In the Ordinary Course of business consistent with past practice and except for sales or other dispositions of assets or expenditures which in the aggregate are not valued in excess of $5,000, any sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any of its fixed assets, contracts or leases (other than by a renewal of an existing lease) of any fixed assets, or any capital expenditures or commitment to make any such expenditures;

     (j) Any material change in any accounting procedures or practices by CLASSIC which would have a Material Adverse Effect;

     (k) Any request from governmental authorities and legislatures for testimony, documentation or information with respect to any change or proposed change in any law, statute, rule or regulation (other than tax and other laws, statutes, rules and regulations applicable to businesses generally) which could be reasonably expected to have a Material Adverse Effect on the business of CLASSIC; or to the knowledge of CLASSIC any proposed or new such law, statute, rule or regulation (other than tax and other laws applicable to businesses generally) which has been introduced in or passed by any part of any legislative body or adopted as a proposed or temporary rule or regulation by any administrative body after January 1, 1997;

     (l) Any labor controversy or the threatening of any strike, work stoppage, slowdown or similar action affecting the business or assets of CLASSIC or which could reasonably be expected to have a Material Adverse Effect;

     (m) Any material changes in the customary methods of operations of CLASSIC, including, without limitation, practices and policies relating to providing services, purchasing, marketing, selling and pricing;

     (n) Any agreements, arrangements or transactions of CLASSIC with any of such entities, officers, directors, employees or equity holders (or with any relative, beneficiary. spouse or Affiliate of such Person);

     (o) Any express or deemed election or settlement or compromise of any liability, with respect to Taxes of CLASSIC; or

     (p) Any agreement, whether in writing or otherwise, to take any actions specified in this Section 2.10 or granted options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 2.10, except as expressly contemplated by this Agreement.

   3.11   PROPERTIES.

     (a) Except as set forth in Schedule 2.11 attached hereto, CLASSIC has good and marketable title to all properties and assets reflected on the CLASSIC Balance Sheet and Schedule, reflecting the property inventory and depreciation list (except properties and assets sold or otherwise disposed of In the Ordinary Course after the date of such CLASSIC Balance Sheet), free and clear of all Liens, except (i) such Liens as are disclosed in
Schedule 2.11, (ii) Liens for taxes not yet due and payable, (iii) Liens of landlords, vendors, warehousemen and mechanics and (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or expense or do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby. To the best of ABELL's knowledge, all properties of CLASSIC (whether owned, leased or contracted for management) are in compliance with all applicable laws, statutes, rules and regulations (including, without limitation, building, zoning and environmental laws) and all covenants, conditions, restrictions or easements affecting the property or its use or occupancy, and no notices of any violations thereof have been received.

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     (b)   Except as set forth in Schedule 2.11, each of the leases or contracts for management of property (collectively, the "Leases") under which the material properties of CLASSIC are leased (the "Leased Property") is unmodified and in full force and effect (in the form made available to CEC and attached and scheduled in Section 2.14 hereof), and, there are no other agreements, written or oral, between CLASSIC and any third parties claiming an interest in CLASSIC's interest in the Leased Property or otherwise affecting its management, use and occupancy thereof. Except as set forth m Schedule 2.11, is not in default under the Leases, and no defaults (whether or not subsequently cured) by CLASSIC have been alleged thereunder which, in either case, could be reasonably expected to have a Material Adverse Effect. Each lessor named in any of the Leases is not in default thereunder, and no defaults (whether or not subsequently cured) by such lessor have been alleged thereunder.

   3.12 COMPLIANCE WITH LAW. Except as set forth in Schedule 2.12 attached hereto, CLASSIC is not in default under, or in violation of, any applicable law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to it which could be reasonably expected to have a Material Adverse Effect.

   3.13 LICENSES, PERMITS AND AUTHORIZATIONS. CLASSIC has obtained all licenses, permits, certifications and other authorizations from all federal, state, local and foreign authorities as are necessary for the conduct of its business, each of which is in full force and effect other than such licenses, permits, certifications and other authorizations which failure to so obtain could not be reasonably expected to have a Material Adverse Effect. CLASSIC has made all filings and registrations which are necessary or proper to conduct its business.

   3.14 DOCUMENT PRODUCTION. Set forth in Schedule 2.14 attached hereto are lists of the items described other than those items which are specifically noted in this Section 2.14 as having been made available, as of the date of this Agreement, of the following:

     (a)   Articles of Incorporation and Bylaws of CLASSIC;

     (b) Each joint venture or similar agreement to which CLASSIC is a party;

     (c) Each deed, contract for management or lease of real property (and agreements to manage, purchase or lease real property) to which CLASSIC is a party and which involves an amount in excess of, or annual rents in excess of, $5,000;

     (d) Each category of personal property managed, owned or leased by CLASSIC and each asset within any such category which has a book value or current market value in excess of $5,000 or group of related such items valued in excess of $10,000 or which is leased under an agreement providing for annual lease payments in respect thereof in an amount in excess of $5,000;

     (e) Each registration, certificate or application with respect to the Intellectual Property and all licenses of Intellectual Property by CLASSIC from or to any third party and all other agreements to which CLASSIC is a party regarding Intellectual Property excluding, however those relating to commercially available ("canned") software;

                                    11

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     (f)   Each policy of fire, liability, title, errors and omissions and other forms of insurance held by CLASSIC and of all claims in excess of $5,000 pending thereunder;

     (g)   Each Officer and Director of CLASSIC;

     (h) Each general partnership, limited partnership, limited liability company, corporation or joint venture to which CLASSIC is a party;

     (i) Each agreement respecting or other instrument evidencing indebtedness for borrowed money, the deferred purchase price of personal property or a capitalized lease for an amount in excess of $5,000 pursuant to which CLASSIC is an obligor or a guarantor thereunder or an asset owned by CLASSIC is subject to a Lien;

     (j) Each employment agreement, consulting agreement providing for payments over $5,000 per annum to which CLASSIC is a party;

     (k) Each indemnification agreement, confidentiality agreement and non-competition and non-disclosure agreement to which CLASSIC is a party;

     (l) Each agreement to which ABELL or CLASSIC is a party restricting or otherwise affecting voting or other rights with respect to the Shares or any securities of CLASSIC, including voting trusts, voting agreements, irrevocable proxies, preemptive rights, shareholders' agreements, redemption agreements, buy-sell agreements and registration rights agreements;

     (m) Each material agreement, permit, license or certificate between CLASSIC and any governmental entity (federal, state, local or foreign) or other regulatory authority;

     (n) Each collective bargaining agreement and union contract to which CLASSIC or any properties which it manages is a party;

     (o) Each agreement made In the Ordinary Course requiring the expenditure of more than $5,000 per year, other than those agreements listed in other subsections of this Section 2.14;

     (p) Each agreement between or among CLASSIC on the one hand and an Affiliate of CLASSIC on the other;

     (q) Each management contract and contract with independent contractors or consultants (or similar arrangements) including exclusive rights or requiring payments in excess of $5,000 individually or $10,000 in the aggregate to which CLASSIC is a party;

     (r) Each contract or agreement providing for benefits under any Benefit Plan;

     (s) Each material contract or agreement with a governmental authority to which CLASSIC is a party; and

     (t) Each material agreement of CLASSIC not made In the Ordinary Course that is to be performed on or after the date of this Agreement.

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   3.15   VALIDITY.  Except as set forth in Schedule 2.15 attached, (a) all of the agreements described in Section 2.14 are valid and binding upon CLASSIC, and to the best knowledge of ABELL, are valid and binding on the other parties thereto, and CLASSIC has taken all action required to be taken by it prior to the date hereof under all such agreements to the extent that the failure to take any such action could be reasonably expected to have a Material Adverse Effect, (b) no breach or default (or event which, with notice or lapse of time or both, would constitute any such breach or default) by CLASSIC exists with respect to any of the instruments described in Section 2.14 which breach or default could be reasonably expected to have a Material Adverse Effect, (c) to the best knowledge of ABELL, no other party to such instruments is in breach or default thereunder in any material respect, (d) no defaults (not subsequently cured) by CLASSIC have been alleged under any such instruments nor, to the best knowledge of ABELL, is there any reasonable basis for any claim of default by CLASSIC or any other party thereto now or in the future and (e) neither the execution of this Agreement nor consummation of the transactions contemplated hereby gives any party to any of such instruments any rights or gives rise (assuming CLASSIC is performing its other obligations thereunder) to any event which with the passage of time or giving of notice, results in any right to terminate or modify their respective rights or obligations thereunder, or constitutes or is grounds for a breach or default under any such instruments which breach or default could reasonably be expected to have a Material Adverse Effect. To the best knowledge of CLASSIC, it has not waived any material right under any instruments described in Section 2.14, except as set forth in Schedule
2.15 attached hereto.

   3.16 LITIGATION. Except as set forth in Schedule 2.16, there is no suit, claim, investigation, action or proceeding now pending or, to the best knowledge of ABELL, threatened before any court, arbitration panel, administrative or regulatory body or governmental agency against CLASSIC, nor to the best knowledge of ABELL is there any reasonable basis for any such suit, claim, investigation, action or proceeding, the adverse determination of which could prevent or interfere with the consummation of any of the transactions contemplated hereby. CLASSIC is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental, regulatory or administrative authority which default could reasonably be expected to have a Material Adverse Effect.

3.17 EMPLOYEE RELATIONS. Except as set forth in Schedule 2.17 or for matters which individually or in the aggregate are immaterial in amount, (a) CLASSIC is in substantial compliance with all material federal, state and local laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours except where noncompliance would not result in a Material Adverse Effect; (b) CLASSIC is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the employee to the date hereof or for amounts required to be reimbursed to any of its employees; (c) there is no pending or to the best knowledge of CLASSIC, threatened litigation by any employee or potential employee with respect to CLASSIC which if adversely determined could reasonably be expected to have a Material Adverse Effect; (d) there are no pending or to the best knowledge of CLASSIC, threatened litigation or administrative actions or claims by employees or former employees with respect to CLASSIC, including, without limitation, discrimination (whether for sex, age, race, religion, national origin or any other reason), or sexual harassment; (e) upon termination of the employment of any employee, CLASSIC will not be liable to any such terminated employee for "severance pay" or any other payments except in the ordinary course of business by reason of anything that occurred prior to the Effective Time; (f) there is no unfair labor practice complaint against CLASSIC pending before the National Labor Relations Board or any comparable state, local or foreign agency; (g) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving CLASSIC; (h) no representation question exists respecting the employees of CLASSIC; (i) no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending which might result in a required payment by CLASSIC in excess of $5,000 and no claim therefore has been asserted; (j) no collective bargaining agreement is currently being negotiated by CLASSIC; (k) to the best knowledge of CLASSIC it is in compliance with the requirements of the Americans with Disabilities Act; (l) CLASSIC is in compliance with the Workers Adjustment and Retaining Notification Act; and (m) ABELL has no knowledge of any basis for the assertion of any of the foregoing against CLASSIC.

   3.18   EMPLOYEE BENEFIT MATTERS.

     (a) Set forth in Schedule 2.18 attached hereto is a list of all Benefit Plans for CLASSIC. Each Benefit Plan has been administered in material compliance with its terms and all filing, reporting, disclosure, funding and other applicable requirements of ERISA and the Code. CLASSIC has furnished, or concurrently, with the execution of this Agreement will furnish, CEC with true and correct copies of all Benefit Plans and, where applicable, (i) the most recent summary plan description and summary of material modification thereto, (ii) the most recently filed IRS Form 5500, and (iii) the most recently received determination letter.

     (b)   None of the Benefit Plans is a Pension Plan or a Multiemployer
Plan.

     (c) Each of the Welfare Plans has at all times been in material compliance with the provisions of Section 4980B of the Code: None of the Welfare Plans provides or promises post-retirement health or life benefits to current employees or retirees of CLASSIC.

     (d) Neither CLASSIC, nor any Controlled Group Member has incurred any liability under Title IV of ERISA in connection with the termination or reorganization of any Pension Plan subject to Title IV of ERISA, or withdrawal from any Multiemployer Plan which would have a Material Adverse Effect, and to the best knowledge of ABELL, no fact or event exists which could give rise to any such liability. Neither CLASSIC nor any Controlled Group Member has incurred any liability for any penalty or tax under Sections 4971, 4972, 4975, 4976, 4977, 4979, 4980 or 4980B of the Code or
Section 502 of ERISA which would have a Material Adverse Effect. All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due date.

     (e) No claims are pending or, to the best knowledge of CLASSIC, threatened against any Benefit Plan which would have the effect of creating liability material to the financial position of CLASSIC.

     (f) CLASSIC has, in each Welfare Plan and in each Summary Plan description thereof, reserved its rights to amend or terminate the plan. CLASSIC has not made any written representation that any health or medical insurance benefit is available to any employee after such employee's separation from service with CLASSIC, except as provided in any disability plan or as required by law.

     (g) Except as set forth in Schedule 2.18, the transactions contemplated hereunder will not directly or indirectly result in any "parachute payments" under section 280G of the Code to any current or former director, officer, employee, or consultant of CLASSIC which would have a Material Adverse Effect.

     (h) CLASSIC has no obligation to pay compensation under any agreement, Benefit Plan, or otherwise which in the aggregate would not be deductible under Code Section 162(m) if CLASSIC were a "publicly held corporation" within the meaning of Section 162(m).

   3.19   TAXES.

     (a) PAYMENT OF TAXES. CLASSIC has duly and timely filed, or will duly and in a timely manner file, all tax returns and other filings in respect of Taxes required to be filed with respect to CLASSIC on or prior to the Effective Time, and all such tax returns and filings are, or when filed will be, complete, accurate and in accordance with applicable law in all material respects. CLASSIC has in a timely manner paid, and will in a timely manner pay, all Taxes shown to be due on those returns and other filings with respect to CLASSIC on or prior to the Effective Time, except for those amounts accrued on CLASSIC Balance Sheet, which amounts include all unpaid interest and penalties. CLASSIC has adequately reserved on CLASSIC Financial Statements for all deferred taxes which may be owed by it. Except as set forth in Schedule 2.19 attached hereto, there are no (and have been no) tax sharing or other agreements regarding the allocation of liability for Taxes (or any item of deduction, income or credit), to which CLASSIC is a party.

     (b) WITHHOLDINGS. Except as disclosed in Schedule 2.19, CLASSIC has withheld amounts from its employees and has filed all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and payroll and unemployment Taxes for all periods (or portions thereof) ending on or before the Effective Time, in compliance with the provisions of the Code, and other applicable federal, foreign, state, and local laws.

     (c) PENDING CLAIMS. Except as set forth in Schedule 2.19, (i) there are no claims, investigations, actions or proceedings pending or (to the best knowledge of CLASSIC) threatened against CLASSIC by any taxing authority for any past due Taxes with respect to which CLASSIC would be liable; (ii) there are no matters under discussion with any taxing authority which might reasonably result in the assessment of additional amounts against or relating to CLASSIC; (iii) there are no Liens for Taxes upon the assets of CLASSIC except for taxes not yet due or which may hereafter be paid without penalty; and (iv) there has been no waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against CLASSIC Any Taxes that have been claimed as a result of any examinations of any tax return involving CLASSIC by any governmental authority are being contested in good faith and have been disclosed in writing to CEC.

     (d) SECTION 341(f) ELECTION. CLASSIC has not made, signed, or filed, nor will it make, sign, or file any consent under Section 341(f) of the Code, or comparable provisions of state or local law, with respect to any taxable period including or ending on or before the Effective Time .

     (e) PARTNERSHIPS. CLASSIC is not subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes.

   3.20 CONSENTS AND APPROVALS. Except as set forth in Schedule 2.20 attached hereto, no consent, approval or other action by, or notice to, or registration or filing with any governmental or administrative agency or authority or any other Person is required or necessary in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby by ABELL.

   3.21   INTELLECTUAL PROPERTY.

     (a) Set forth in Schedule 2.21 attached hereto, is a list of all patents, copyrights, mask works, and trade and service marks and names, whether registered, applied for, pending under ABELL's or CLASSIC's name relating to the business of CLASSIC (exclusively or jointly with any other Person) or licensed or assigned to it (exclusively or jointly) as of the date hereof (but excluding commercially available, standard ("canned") software acquired and used by or as an incidental part of its business), along with the registration numbers, dates of issuance and names of the inventors or authors or classes of such patents, mask works and copyrights.

     (b)   Except as set forth in Schedule 2.21 and as excepted pursuant to
Section 2.21(a) hereof, CLASSIC is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property, and such intellectual Property is (i) subject to no Liens that could reasonably be expected to have a Material Adverse Effect; (ii) adequate and sufficient to permit CLASSIC to conduct its business as it is presently conducted; (iii) valid and subsisting; (iv) either freely transferable or assignable to CEC; and (v) will not be rendered invalid or affected in any way by virtue of the execution, delivery and performance of this Agreement. Except as set forth in Schedule 2.21, CLASSIC holds all required licenses to use the hardware and software used in connection with business and, to the best knowledge of CLASSIC, neither the business of CLASSIC nor the intellectual Property infringes on, conflicts with, violates or misappropriates any United States or foreign patent, copyright, trade name, service mark, mask work, trade secret or other intellectual property right of any person. There is no actual or alleged conflict or claim against CLASSIC with respect to any intellectual property right of any person, or relating to any of the Intellectual Property or the business of ABELL, or asserting any Lien against any of the Intellectual Property that could reasonably be expected to have a Material Adverse Effect; and, to the best knowledge of CLASSIC, there is no reasonable basis for any such claim.

   3.22 BROKERS AND FINDERS. Except as otherwise specifically stated in this Agreement or as set forth in Schedule 2.22 attached hereto; each party represents that it has not engaged, consented to or authorized any broker, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement, except for Nick Belanis. Mr. Belanis shall be the sole responsibility of CEC. Except as to Mr. Belanis, who is the sole responsibility of CEC, CEC and ABELL will indemnify and hold one another harmless against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

   3.23 ENVIRONMENTAL LAWS. CLASSIC is in compliance with all federal, state and local laws, codes, ordinances, rules and regulations pertaining to air and water quality, Hazardous Materials and other applicable state laws, waste disposal, air emissions, water discharges, and other environmental and health and safety matters, with respect to its business or the use or occupation of its properties ("Hazardous Materials Laws") the failure to comply with which could reasonably be expected to have a Material Adverse Effect. CLASSIC (a) has not received notice of, or knows or has reason to know of, any facts or circumstances which might give rise to or constitute violations of any Hazardous Materials Laws pertaining to the properties or business of CLASSIC which could reasonably be expected to have a Material Adverse Effect, (b) knows or has reason to know any facts or circumstances which might give rise to liability in excess of $1,000 on the part of CLASSIC for exposure to Hazardous Materials, and (c) there has been no emission, spill, release or discharge, whether on, under or about the properties of CLASSIC, adjacent sites or at any other location or disposal site, into or upon (i) the air, (ii) soils or improvements, (iii) surface water or groundwater, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such properties, of any Hazardous Materials used, stored, generated, treated or disposed at or from such properties.

   3.24 ACCOUNTANTS INDEPENDENT: BOOKS AND RECORDS. The accountants who examined the audited CLASSIC Financial Statements are independent public accountants with respect to CLASSIC. The books and records maintained by CLASSIC and upon which CLASSIC Financial Statements are based are true and complete in all material respects and accurately reflect its business. CLASSIC maintains a system of internal accounting control sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and
(d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

   3.25 INSURANCE CLASSIC has in full force and effect the policies of fire, liability, title, errors and omissions and other forms of insurance in such amounts as are customary with companies of the same or similar size in the same or similar business and all such policies are listed in Schedule
2.14. Furthermore, (a) CLASSIC is not in default under any such policies which default could reasonably be expected to have a Material Adverse Effect and there is no material inaccuracy in any application for such policies,
(b) CLASSIC's activities and operations have been conducted in a manner so as to conform in all material respects to the applicable provisions of such policies, (c) CLASSIC has not received a notice of cancellation or non-renewal with respect to any such policy and (d) timely notice has been given of any and all claims under all such policies.

   3.26 DISCLOSURE. This Agreement (including the Schedules and Exhibits hereto) and any other documents or certificates furnished or to be furnished to CEC by or on behalf of ABELL or CLASSIC pursuant to the express provisions hereof or in connection with the transactions contemplated hereby as of their respective dates did not, and unless specifically corrected in a written document delivered to CEC as of the date hereof, do not (a) contain any untrue statement of a material fact, or (b) omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

   3.27 ILLEGAL PAYMENTS. Neither CLASSIC nor any of its officers, directors, employees, or agents has made any payment of funds of CLASSIC or received or retained any funds in violation of any law, rule or regulation.

   3.28 POWER; CAPACITY. CLASSIC has full legal power and capacity to execute, deliver and perform this Agreement.

   3.29 NO CONFLICTS. Except as set forth in Schedule 2.29 attached hereto, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any provision hereof, will (a) cause a breach or default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, franchise, lease, sublease or other instrument, contract or agreement binding upon CLASSIC; (b) violate any provision of law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to CLASSIC or require notice to or registration with, or the consent or approval of, any governmental body or other regulatory authority; or (c)result in the creation or imposition of (or the obligation to create or impose) any Lien on any assets of CLASSIC.

   3.30 CONSENTS AND APPROVALS. Except as set forth in Schedule 2.30 attached hereto, no consent. approval or other action by, or notice to, or registration or filing with any governmental or administrative agency or authority or any other Person is required or necessary in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby by CLASSIC.

   3.31 INVESTMENT. ABELL has reviewed the CEC filings with the Securities and Exchange Commission ("SEC"), is an accredited investor as defined by the SEC and agrees that any CEC shares which he receives are taken by him for investment and not for resale. He understands and agrees that such shares will carry a restrictive legend indicating they are held for investment purposes and can only be resold pursuant to applicable securities laws. He further understands and agrees that any transfer or assignment of the shares shall be to a person(s) who is capable of and will make the same representations to CEC. Further, any such person(s) shall hold his shares and be subject to the provisions of Section 1.4(b) hereinabove.


                                  Article 40
                     REPRESENTATIONS AND WARRANTIES OF CEC

                CEC represents and warrants to ABELL as follows:

   4.1 DUE ORGANIZATION. CEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to carry on the business which it is now conducting and to own, operate and lease the assets, properties and business now owned, operated or leased by it.

   4.2 DUE AUTHORIZATION. CEC has the corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CEC. This Agreement is a legal, valid and binding agreement of CEC, enforceable in accordance with its terms.

   4.3 NO CONFLICT. Neither the execution and delivery of this Agreement by CEC, and consummation by CEC of the transactions contemplated hereby nor compliance by CEC with any of the provisions hereof will (i) conflict with or result in a breach or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement or other instrument or obligation (including, without limitation, its Certificate of Incorporation and Bylaws) to which it is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CEC or any of its properties or assets.

   4.4 CAPITALIZATION. All the issued and outstanding shares of CEC are duly authorized, validly issued, fully paid and nonassessable, and there are no unsatisfied preemptive rights in respect of CEC capital stock.


                                  Article 50
                        UNDERSTANDINGS AND AGREEMENTS
                             OF CLASSIC AND CEC


   5.1 CONDUCT OF CLASSIC PENDING CLOSING DATE. From the date hereof to the Closing Date, except as otherwise agreed to in writing by CEC or contemplated or permitted by this Agreement, ABELL shall insure that CLASSIC shall not (i) take any action inconsistent with the terms and intent of this Agreement, (ii) take or omit to take any action, the effect of which renders inaccurate any of the representations or warranties of CLASSIC contained herein or (iii) conduct its business other than in the ordinary course consistent with past practice. In addition, CLASSIC shall use its reasonable best efforts to preserve the existing goodwill and relationships which exist between CLASSIC and its employees, customers, suppliers and other parties with whom CLASSIC has relationships. Other than in the Ordinary Course of Business consistent with past practices or as specifically contemplated by this Agreement, CLASSIC will not enter into or terminate any material contracts or other agreements prior to the Closing Date without notifying CEC thereof in writing prior to the execution or termination of any such contract or agreement.

   5.2 EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, as soon as reasonably practical, the transactions contemplated hereby, and each of the parties hereto shall cooperate with the other in all of the foregoing.

   5.3 PAYMENT OF CLASSIC BONUSES. CLASSIC has not authorized a payment of a special bonus to any executives or key employees of CLASSIC.

   5.4 ACCESS AND INFORMATION. CLASSIC shall afford to CEC and its accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, CLASSIC shall furnish promptly to CEC (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of Federal or State securities laws and (ii) all other information concerning its business, properties and personnel as CEC may reasonably request; provided, however, that no investigation pursuant to this Section 4.4 shall affect any representations or warranties or the conditions to the obligations of CEC or ABELL to consummate the transaction.

   5.5 NOTICE OF ACTIONS AND PROCEEDINGS. ABELL shall promptly notify CEC of any actions, suits, claims, investigations or proceedings commenced or, to the best of either of his or its knowledge, threatened relating to or involving or otherwise affecting CLASSIC which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 2.16 hereof or which relate to the consummation of the transaction.

   5.6 NOTIFICATION OF CERTAIN OTHER MATTERS. ABELL and CEC shall promptly notify each other of:

     (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default if received by such Person subsequent to the date of this Agreement and prior to the Closing Date under any material agreement to which such Person is a party or to which it or any of its properties or assets may be subject or bound;

     (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

     (c) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated hereby; and

     (d) any Material Adverse Effect or the occurrence of an event or development which, so far as reasonably can be foreseen at the time of its occurrence, could result in any such change or effect.

   5.7 SUPPLEMENTAL DISCLOSURE: FULL AND COMPLETE PRESENTATION. Each of ABELL and CEC shall have the continuing obligation to promptly supplement or amend their respective Schedules, in regard to any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth or described therein; provided. however, that for the purpose of the rights and obligations of the parties hereunder any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date hereof unless so agreed to in writing by the party receiving such information. With regard to all agreements and other instruments referred to in any section included in the Schedules, ABELL or CEC, as the respective case may be, has provided to the other or will, to the extent supplemental disclosure is required, provide to the other promptly, true and complete copies of all of such instruments and agreements.

   5.8 FEDERAL INCOME TAX TREATMENT. The parties acknowledge and agree that no representations or warranties have been made herein or otherwise with respect to any of the tax consequences arising from or any of the transactions consummated in connection herewith.

   5.9 CONFIDENTIALITY. Each of ABELL and CEC agree to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, information furnished by CEC, on the one hand, to ABELL and information furnished by ABELL, on the other hand, to CEC in connection with the transactions contemplated by this Agreement, and each of such Persons agree that they shall not release or disclose such information to any other Person, except their respective officers, directors, employees, auditors, attorneys, financial advisors and other consultants, advisors and representatives who have been informed of the confidential nature of such information and have been directed to treat such information as confidential. The foregoing provisions of this Section 4.9 shall not apply to any such information which (i) becomes generally available to the public other than as a result of a disclosure by any Person bound hereunder, (ii) was available to a Person bound hereunder on a non-confidential basis prior to its disclosure hereunder, or (iii) becomes available to any Person bound hereunder on a non-confidential basis by virtue of the disclosure thereof from a source other than the party providing such information in reliance upon the protection of confidentiality reposed hereby.

   5.10 CONDUCT OF CLASSIC'S BUSINESS. From the date hereof until the Closing, ABELL will cause CLASSIC to conduct its business in the same manner and under the same business policies as was the case prior to the date hereof. ABELL covenants and agrees that, except as contemplated hereby, CLASSIC shall not, without the prior written consent of CEC (i) dispose of any of CLASSIC's assets or properties reflected on the Balance Sheet or acquired by CLASSIC subsequent to the date of the Balance Sheet or incur any obligation, commitment or liability binding upon CLASSIC other than in the usual and ordinary course of business consistent with business practices heretofore followed by CLASSIC; (ii) take or suffer any action which adversely affects the goodwill or the normal conduct of CLASSIC's business;
(iii) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of CLASSIC's property, business or assets; (iv) cancel or compromise any debt or claim of CLASSIC or waive or release any right of substantial value; (v) make any change in CLASSIC's Articles of Incorporation or Bylaws; (vi) cause CLASSIC to declare or pay any dividend or make any other distribution or payment of any kind with respect to the capital stock of CLASSIC or redeem or purchase or otherwise reacquire any of such stock; and (vii) amend or terminate any contract, agreement or license of CLASSIC.

   5.11 Covenants of ABELL. From the date hereof until the Closing, ABELL shall not, except as contemplated hereby, sell, assign, transfer or dispose of any shares of the CLASSIC Stock or create, assume or permit to exist any lien, security interest, pledge, agreement, claim, charge, option or encumbrance of any nature whatsoever on any shares of the CLASSIC Stock.

   5.12 Required Filings. ABELL and CEC shall take all steps necessary or desirable, utilize their best efforts and cooperate with each other in every reasonable way to make the filings and obtain the consents, approvals or authorizations referred to in this Agreement, which filings shall comply as to form with the requirements applicable thereto and the information included therein shall be true, complete and correct in all material respects.

   5.13 Abandonment of Business. In the event CEC determines to abandon the business of CLASSIC then and in that event CEC shall promptly so notify ABELL in writing whereupon ABELL shall have the option of acquiring the shares at their then current fair market value. Should ABELL elect to exercise the option granted herein then ABELL shall notify CEC within thirty
(30) days of his receipt of CEC's notice. ABELL shall include with said notification his estimate of the fair market value. In the event CEC and ABELL are unable to agree on the fair market value within twenty (20) days of the receipt of ABELL's estimate then they shall, within twenty (30) days each select an appraiser, who in turn shall together select a third appraiser, who shall each appraise the value of CLASSIC. The appraisal which is neither the highest nor the lowest shall be utilized as the fair market value. Each party shall pay the costs of its own appraiser and shall divide equally the costs of the third appraiser. ABELL shall pay the amount of the fair market value to CEC within fifteen (15) days of its determination whereupon CEC shall deliver to ABELL the Shares. In delivering payment ABELL may deliver to CEC shares of CEC Common Stock which shall be credited against the payment amount at the rate of three dollars ($3.00) per share. Notwithstanding the foregoing (i) in no event shall the fair market value determination be in excess of six hundred fifty thousand dollars ($650,000) and (ii) this Section 4.13 shall only be operative in the event CEC determines to abandon the business of CLASSIC and shall in no way be operative in the event CEC shall elect to reorganize, merge or affiliate with another entity.

   5.14 FURTHER ASSURANCES: BEST EFFORTS. ABELL and CEC agree to execute and deliver such instruments and take such action as may reasonably be required in order to effect the transactions contemplated hereby and to use their best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by them.


                                  Article 60
                            CONDITIONS PRECEDENT TO
                           THE OBLIGATIONS OF ABELL

The obligation of ABELL under this Agreement to proceed with the Closing is subject to and conditioned upon the satisfaction or waiver, on or prior to the Closing, of each of the following conditions:

   6.1 REPRESENTATIONS AND WARRANTIES: PERFORMANCE: OFFICERS' CERTIFICATE. Each of the representations and warranties of CEC set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date; CEC shall have performed or satisfied in all material respects each covenant, agreement and condition set forth in this Agreement to be performed or satisfied by CEC on or prior to the Closing Date; and ABELL shall have received a certificate of appropriate officers of CEC dated the Closing Date, reasonably satisfactory to ABELL, to such effect.

   6.2 NO RESTRAINT. No restraining order or injunction shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

   6.3 CONSENTS. The consents, approvals and authorizations identified in the schedules delivered to ABELL shall have been obtained and shall be in full force and effect on the Closing Date.

   6.4 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or otherwise, to be taken by ABELL or CLASSIC in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to ABELL.

   6.5 NO ADVERSE CHANGE. Except for matters expressly contemplated or permitted by this Agreement, there shall have been no Material Adverse Effect with respect to CEC.

   6.6 NO LITIGATION. At the Closing Date, there shall not be any action, claim, arbitration, litigation, order of any court or governmental investigation or inquiry pending or, to the best knowledge of ABELL, threatened, challenging or seeking to make illegal or to restrain or prohibit any of the transactions contemplated by this Agreement, or seeking to obtain material damages from ABELL or any of his affiliates in connection with any of the transactions contemplated by this Agreement.

   6.7 NO LIABILITIES. ABELL shall have received a certificate from CEC dated as of the Closing Date that represents and warrants to ABELL that CEC has no liabilities, known, contingent or unknown.

   6.8 ORGANIZATIONAL DOCUMENTS. ABELL shall have received a copy of (i) the Certificate of Incorporation, as amended (or similar organizational documents), of CEC, certified by the Secretary of State, as of a date not earlier than 20 days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such documents since such date, (ii) the Bylaws, as amended, (or similar organizational documents) of CEC, certified by the Secretary or Assistant Secretary of CEC.

   6.9 GOOD STANDING: QUALIFICATION TO DO BUSINESS. ABELL shall have received a good standing (or equivalent) certificate for CEC from the Secretary of State of Delaware and any jurisdiction in which CEC is qualified to do business as a foreign corporation, in each case dated as of a date not earlier than 20 days prior to the Closing Date and accompanied by bring-down telegrams, if customarily provided by the jurisdiction in question dated the Closing Date.

   6.10 EMPLOYMENT AGREEMENT. CLASSIC shall have entered into a five year employment agreement with ABELL in the form attached hereto as Schedule 6.10 providing for aggregate annual compensation of no less than Eighty Thousand Dollars ($80,000) per year from CLASSIC and certain related entities.

   6.11 GUARANTY. PB shall have executed the Personal Guaranty in the form of Schedule 1.4 attached hereto.


                                  Article 70
                Conditions Precedent to the Obligation of CEC

The obligation of CEC under this Agreement to proceed with the Closing is subject to and conditioned upon the satisfaction or waiver, on or prior to the Closing, of each of the following conditions:

   7.1 REPRESENTATIONS AND WARRANTIES: PERFORMANCE: ABELL'S CERTIFICATE. Each of the representations and warranties of ABELL set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date except as otherwise contemplated hereby; ABELL shall have performed or satisfied in all material respects each covenant, agreement and condition set forth in this Agreement to be performed or satisfied by ABELL on or prior to the Closing Date; and CEC shall have received a certificate of ABELL dated the Closing Date, reasonably satisfactory to CEC, to such effect.

   7.2 NO RESTRAINT. No restraining order or injunction shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

   7.3 CONSENTS. The consents, approvals and authorizations identified in the schedules delivered to CEC shall have been obtained and shall be in full force and effect on the Closing Date

   7.4 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or otherwise, to be taken by ABELL or CLASSIC in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to CEC.

   7.5 NO ADVERSE CHANGE. Except for matters expressly contemplated or permitted by this Agreement, there shall have been no Material Adverse Effect with respect to CLASSIC since December 31, 1996.

   7.6 NO LITIGATION. At the Closing Date, there shall not be any action, claim, arbitration, litigation, order of any court or governmental investigation or inquiry pending or, to the best knowledge of CEC, threatened, challenging or seeking to make illegal or to restrain or prohibit any of the transactions contemplated by this Agreement, or seeking to obtain material damages from CEC or any of its affiliates in connection with any of the transactions contemplated by this Agreement.

   7.7 NO LIABILITIES. CEC shall have received a certificate from ABELL dated as of the Closing Date that represents and warrants to CEC that CLASSIC has no liabilities, known, contingent or unknown.

   7.8 ORGANIZATIONAL DOCUMENTS. CEC shall have received a copy of (i) the Articles of Incorporation, as amended (or similar organizational documents), of CLASSIC, certified by the Secretary of State, as of a date not earlier than 20 days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such documents since such date, (ii) the Bylaws, as amended, (or similar organizational documents) of CLASSIC, certified by the Secretary or Assistant Secretary of CLASSIC.

   7.9 GOOD STANDING: QUALIFICATION TO DO BUSINESS. CEC shall have received a good standing (or equivalent) certificate for CLASSIC from the Secretary of State of Georgia and any jurisdiction in which CLASSIC is qualified to do business as a foreign corporation, in each case dated as of a date not earlier than 20 days prior to the Closing Date and accompanied by bring-down telegrams, if customarily provided by the jurisdiction in question dated the Closing Date.

   7.10 EMPLOYMENT AGREEMENT. CLASSIC shall have entered into a five year employment agreement with ABELL in the form attached hereto as Schedule 6.10 providing for aggregate annual compensation of no less than Eighty Thousand Dollars ($80,000) per year from CLASSIC and certain related entities.

   7.11 STOCK RESTRICTION. ABELL (and any other ABELL identified recipients) shall have entered into a Stock Restriction Agreement in the form of Schedule 6.11 attached hereto with regard to the shares of CEC common stock to be issued hereunder indicating he is receiving such shares for investment purposes, without intent to resell and will hold said shares for no less than two years and otherwise in accordance with applicable securities rules and regulations.


                                  Article 80

                               INDEMNIFICATION

   8.1 INDEMNIFICATION BY ABELL. ABELL shall indemnify CEC and hold it harmless against and in respect of any and all damage, loss, deficiency, liability. cost or expense resulting from, or occasioned by, any misrepresentation, breach of warranty or nonfulfillment of any obligation on the part of ABELL or CLASSIC under this Agreement or from any misrepresentation in or omission from any certificate or other document furnished or to be furnished to CEC under this Agreement, and any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident thereto.

   8.2 INDEMNIFICATION BY CEC. CEC shall indemnify ABELL and hold him harmless against and in respect of any and all damage, loss, deficiency, liability, cost or expense resulting from, or occasioned by, any misrepresentation, breach of warranty or nonfulfillment of any obligation on the part of CEC under this Agreement or from any misrepresentation in or omission from any certificate or other document furnished or to be furnished to ABELL under this Agreement, and any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident thereto.

   8.3 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS. Within thirty (30) days after receipt by a party seeking indemnification hereunder (the "Indemnitee") of written notice of the commencement of any action or the assertion of any claim, liability or obligation by a third party (whether by legal process or otherwise), against which claim, liability or obligation another party to this Agreement (the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such claim, process and all legal pleadings. The Indemnitor shall have the right to conduct the defense of any such action with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor either neglects to defend, or assumes the defense of, such action, a recovery against the Indemnitee shall be conclusive evidence of the Indemnitee's right of Indemnification against the Indemnitor hereunder. If the Indemnitor does not receive notice of the action or claim as provided herein, a judgment against the Indemnitee shall be only presumptive evidence of the Indemnitee's right of indemnification against the Indemnitor hereunder. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor will, subject to the foregoing, promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses incurred by such Indemnitee in connection with such obligation or liability.

Prior to paying or settling any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or in the absence of a judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitee shall have the right to settle any claim against it, subject to the prior written approval of the Indemnitor, which approval shall not be unreasonably withheld.

                                  Article 90

                                 TERMINATION

   9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the transaction contemplated by this Agreement by ABELL and CEC:

     (a)   by mutual consent of ABELL and the Board of Directors of CEC;

     (b) by either CEC or ABELL if the transaction shall not have been consummated on or before Jan 1, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the transaction to occur on or prior to such date;

     (c) by either CEC or ABELL if there shall have occurred any event, change or development which has had or could reasonably be expected to have a Material Adverse Effect with respect to CEC or CLASSIC; or

     (d) by either CEC or CLASSIC in the event that any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

   9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either CEC or ABELL, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, stockholders or agents, except as provided in Section 10.3 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement. The provisions of Section 4.9 shall survive any termination of this Agreement.


                                  Article 100

                                  DEFINITIONS

The following terms shall have the indicated meanings when used in this Agreement, unless the context requires otherwise:

   10.1 "AFFILIATE" shall mean any Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or other securities, by contract or otherwise.

   10.2 "BENEFIT PLAN" shall mean each Pension Plan, Welfare Plan, bonus pay, stock option, restricted stock, deferred and incentive compensation, supplemental retirement, stock purchase, severance, vacation pay, sick pay or other plan, program or arrangement, to which CLASSIC contributes, has an obligation to contribute, maintains or sponsors.

   10.3 "CLASSIC'S ACCOUNTANTS" shall mean_____________, independent accountants of CLASSIC.

   10.4   "CODE" shall mean the Internal Revenue Code of 1986, as amended.

   10.5 "CLASSIC BALANCE SHEET" shall mean the unaudited balance sheets of the CLASSIC (and each subsidiary of the case of consolidating balance sheets) and statements as at ______________ July 31, 1997, and the related consolidated and consolidating statements of income, retained earnings, stockholders' (or partners') equity and cash flows of the CLASSIC (and each subsidiary in the case of consolidating statements), together with all related notes and schedules thereto, certified by the chief financial officer of CLASSIC.

   10.6 "CLASSIC SCHEDULES" shall mean the CLASSIC Schedules prepared by the CLASSIC attached hereto, dated as of the date hereof, and forming a part of this Agreement. The disclosure of any information in any Section of the CLASSIC Schedules shall be deemed to constitute the disclosure of such information required in other Sections thereof applicable to such information whether or not set forth in such other Sections.

   10.7 "CLASSIC FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheet of CLASSIC for the fiscal year ended as of December 31, 1996 and the related statements of income, retained earnings, stockholders' (or partners') equity and cash flows of the CLASSIC, together with all related notes and schedules thereto, accompanied by the reports thereon of the CLASSIC's Accountants.

   10.8 "CONTROLLED GROUP MEMBER" shall mean each entity, corporation, firm or other enterprise which is required to be treated as a member of a controlled group of corporations along with CLASSIC or CEC, as the case may be, under Sections 414(b), (c) or (m) of the Code.

   10.9   "EFFECTIVE TIME" shall mean the Closing Date.

   10.10 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   10.11 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

   10.12 "INTELLECTUAL PROPERTY" shall mean, to the extent it pertains to or is or has been used in the business of CLASSIC, any and all of CLASSIC's right, title and interest in and to United States and foreign patents, copyrights, mask works, trade and service names and marks, whether or not registered, pending, issued or applied for; technical knowledge; works, processes and designs; hardware; software (in source code and object code form, including all related annotations and listings); inventions; trade secrets and other intellectual property rights; all things authored, discovered, developed, designed or acquired by CLASSIC, or, to the extent that CLASSIC has any right, title, or interest thereto, any of their agents, contractors and employees in any stage of development, regardless of whether any or all of the foregoing constitutes copyrightable or patentable subject matter or is m tangible or intangible form; and all embodiments, expressions, representations, fruits and products of any of the foregoing.

   10.13   "IRS" shall mean the internal Revenue Service.

   10.14   "LEASED PROPERTY" shall have the meaning specified in Section
2.11.

   10.15   "LEASES" shall have the meaning specified in Section 2.11.

   10.16 "LIENS" shall mean any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restrictions of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

   10.17 "MATERIAL ADVERSE EFFECT" shall mean (i) with respect to CLASSIC, any circumstance, change in, or effect on the business, of CLASSIC that, individually or in the aggregate with any other circumstances, changes in, or effects on the business, of CLASSIC is, or could reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, prospects, results of operations or the condition (financial or otherwise) of CLASSIC taken as a whole or (ii) with respect to CEC, any circumstance, change in, or effect on the business of CEC that, individually or in the aggregate, with any other circumstances, changes in, or effects on, the business of CEC is or could reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, prospects, results of operations or the condition (financial or otherwise) of CEC taken as a whole.

   10.18 "MULTIEMPLOYER PLAN" shall mean a Multiemployer plan as defined in Section 3 (37) of ERISA.

   10.19 "PENSION PLAN" shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA.

   10.20 "PERSON" shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

   10.21 "SEC" shall mean the Securities and Exchange Commission and any successor agency.

   10.22 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   10.23 "SHAREHOLDERS" shall mean all of the holders of equity securities of CLASSIC at the date hereof, and all Persons who, prior to the Closing Date, have rights to acquire, whether pursuant to options, warrants or otherwise equity securities in CLASSIC.

   10.24 "TAX" OR "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any foreign or domestic (federal, state or local) government or taxing authority.

   10.25 "TO THE BEST KNOWLEDGE OF ABELL" shall mean the actual knowledge, after due inquiry. "Due inquiry" shall mean making a good faith effort under the circumstances to ascertain the truth or correctness of the matter at issue.

   10.26 "TO THE BEST KNOWLEDGE OF CEC" shall mean the actual knowledge, after due inquiry. "Due Inquiry" shall mean making a good faith effort under the circumstances to ascertain the truth or correctness of the matter at issue.

   10.27 "WELFARE PLAN" means an employee welfare benefit plan as defined in Section 3(1) of ERISA.


                                  Article 11.

                                MISCELLANEOUS

   11.1 SURVIVAL OF REPRESENTATIONS. WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall survive the Closing Date.

   11.2 CLOSING. The Closing shall take place at the offices of CEC (or at such other place as the parties shall agree) as promptly as practicable after the satisfaction or waiver (if permissible) of the conditions set forth in Articles 5 and 6 hereof. (The "Closing Date.")

   11.3 EXPENSES. Except as otherwise set forth herein, whether or not the transaction contemplated by this Agreement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

   11.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered, transmitted by telegram, telex follows:

     (a     If to CEC, to:

                   C.E.C. Properties, Inc.
                   1500 West Balboa Boulevard
                   Suite 201 Newport Beach, California 92663
                   Fax No.: (714) 673 4286
                   Attention:      Paul Balalis, President

     (b     If to ABELL, to:

                   Milton Abell
                   510 Powder Spring Street
                   Marietta, Georgia 30064
                   ______________________________________
                   ______________________________________
                   ______________________________________
or to such other address as the Person to whom notice is given may have previously furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

   11.5 AMENDMENTS. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

   11.6 WAIVER. At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or on any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to the extent permitted by law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

   11.7 PUBLICITY. Except as required by law, no party to this Agreement shall make or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

   11.8 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   11.9 NONASSIGNABILITY. This Agreement shall not be assigned by operation of law or otherwise, except that the rights and obligations of CEC may be assigned to any other wholly owned, newly formed subsidiary of CEC, however, CEC shall not be released of any liability as a result of such assignment.

   11.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

   11.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties

   11.12 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its conflict of law rules.

   11.13 ENTIRE AGREEMENT. This Agreement and all Exhibits and Schedules attached hereto and thereto (including the CEC Disclosure Schedule and the ABELL Disclosure Schedule) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

   11.14 ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

   11.15 FURTHER ACTION. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary. proper or advisable under applicable law. and execute and deliver such documents and other papers. as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

   11.16 SEVERABILITY. If any terms or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term of other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

   11.17 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by ABELL and the duly authorized officers of CEC and CLASSIC on the date first above written.

C.E.C. PROPERTIES, INC.



By:
   ------------------------------------------------------------------------
      Paul Balalis, President            Milton Abell